  As filed with the Securities and Exchange Commission on September 29, 2000

                                                     Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                                   APW LTD.
            (Exact name of Registrant as specified in its charter)

                                --------------
               BERMUDA                              04-2576375
   (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)

                        Clarendon House, Church Street
                                 P.O. Box 666
                            Hamilton HM CX, Bermuda

                       N22 W23685 Ridgeview Parkway West
                            Waukesha, WI 53188-1013
                                (262) 523-7600
              (Address, including ZIP Code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                Joseph T. Lower
                                   APW Ltd.
                       N22 W23685 Ridgeview Parkway West
                            Waukesha, WI 53188-1013
                                (262) 523-7737
           (Name, address, including ZIP Code, and telephone number,
                  including area code, of agent for service)

                                --------------

                                  Copies to:
     Anthony W. Asmuth III, Esq.            Geoffrey E. Liebmann, Esq.
         Quarles & Brady LLP                 Cahill Gordon & Reindel
      411 East Wisconsin Avenue                   80 Pine Street
         Milwaukee, WI 53202                    New York, NY 10005
            (414) 277-5000                        (212) 701-3000

  Approximate date of commencement of proposed sale of the securities to the public: At such time or from time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                           Proposed           Proposed
                                         Amount            maximum            maximum           Amount of
     Title of each class of              to be          offering price       aggregate         registration
   securities to be registered         registered          per unit        offering price          fee
-----------------------------------------------------------------------------------------------------------
Debt securities (1), Common
 Stock, par value $.01 per share
 (with attached Preferred Stock
 Purchase Rights)(2).............         (3)                (3)          $500,000,000(4)      $132,000(5)
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
(1) Subject to note (4) below, there are being registered hereunder an indeterminate principal amount of unsecured debt securities, including convertible debt securities, as may be sold, from time to time, by the Registrant. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the dollar amount of any securities previously issued hereunder.
(2) Subject to note (4) below, there are being registered hereunder an indeterminate number of shares of Common Stock (with attached Preferred Stock Purchase Rights) as may be sold (including shares which may be issued upon conversion of any convertible debt securities offered hereunder), from time to time, by the Registrant.
(3) Not applicable pursuant to the Note following the Calculation of Registration Fee Table and General Instruction II.D. to Form S-3, which provide that only the maximum aggregate offering price for all classes of securities to be registered need be specified.
(4) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(5) Calculated pursuant to Rule 457(o) at the statutory rate of .000264 of the maximum aggregate offering price.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                SUBJECT TO COMPLETION, DATED             , 2000

                                  $500,000,000

                                    APW LTD.

                       N22 W23685 Ridgeview Parkway West
                            Waukesha, WI 53188-1013
                                 (262) 523-7600

                                DEBT SECURITIES
          COMMON STOCK (with attached Preferred Stock Purchase Rights)

  We may, from time to time, offer:

  . unsecured debt securities, which may include convertible debt securities and may consist of debentures, notes and/or other evidences of unsecured indebtedness in one or more series;

  . common stock, par value $.01 per share (with attached preferred stock purchase rights); or

  . any combination of the foregoing, at an aggregate initial offering price not to exceed $500,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

  When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

  APW Ltd. common stock is listed on the New York Stock Exchange under the symbol "APW." On September 28, 2000, the last reported price of the common stock was $49 3/8 per share.

  We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. You should carefully consider the "Risk Factors" beginning on page 2.

                                  -----------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                                  -----------

                The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   1
THE COMPANY................................................................   1
FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS..........................   2
RISK FACTORS...............................................................   2
WHERE YOU CAN FIND MORE INFORMATION........................................   7
USE OF PROCEEDS............................................................   8
RATIO OF EARNINGS TO FIXED CHARGES.........................................   9
DESCRIPTION OF DEBT SECURITIES.............................................   9
DESCRIPTION OF APW LTD. CAPITAL STOCK......................................  14
SHAREHOLDER RIGHTS UNDER BERMUDA LAW.......................................  17
BOOK-ENTRY.................................................................  20
PLAN OF DISTRIBUTION.......................................................  22
LEGAL MATTERS..............................................................  23
EXPERTS....................................................................  23
SIGNATURES................................................................. S-1


   No person has been authorized to give any information or to make any representation not contained or included and incorporated by reference in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, dealer or agent. APW Ltd. does not imply or represent by delivering this prospectus that APW Ltd., or its business, is unchanged after the date of the prospectus or that the information herein is correct as of any time after its date.

   The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any supplement, as well as the documents included and incorporated by reference in the prospectus or any supplement, before making an investment decision.

   We have received the consent of the Bermuda Monetary Authority for the issue and transfer of the securities being offered pursuant to this offering to and among persons not resident in Bermuda for exchange control purposes, subject to certain restrictions and conditions. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Using this process, we may, from time to time, offer any combination of securities described in this prospectus in one or more offerings with a total initial offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and any pricing supplement that will contain specific information about the terms of that particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

   When used herein, the terms "APW Ltd.," "we," "our," "us" and the "Company" refer to APW Ltd. and its subsidiaries and other entities.

                                  THE COMPANY

   APW Ltd. is a leading global provider of electronics manufacturing services ("EMS"), focused on the rapidly growing integrated electronic enclosure systems market. We provide a comprehensive portfolio of electronic products, including enclosures (technical housing and external structure and often the skeleton of the product), power supplies, thermal management systems, backplanes (large complex circuit panels used mostly in telecommunication equipment) and cabling, either as individual subassemblies or as integrated custom systems. In addition, we provide a wide range of integrated services to our customers, including product design, supply chain management, manufacturing, assembly, testing and drop-ship services. These offerings provide our customers with accelerated time-to-market and decreased time-to-volume production, while reducing their production costs and allowing them to focus on the design and marketing of their products. We believe our emphasis on technical innovation and vertically integrated engineering and manufacturing expertise, coupled with our unique total solution approach, which can be delivered on a worldwide basis, differentiates us in the marketplace.

   Operating in over 40 locations throughout North America, Europe and Asia, we provide our solutions and services to original equipment manufacturers ("OEMs"), primarily in the communications (datacom and telecom), computing (enterprise hardware--large servers, large data storage, networking) and Internet (application service providers and Internet service providers) markets. We believe that our size, global reach, product breadth, depth of engineering experience, scope of services, and demonstrated expertise uniquely position us to win large manufacturing contracts from leading global OEMs in our target markets. Our customers include industry leaders such as Applied Materials, Cisco, Compaq, EMC, Ericsson, Fujitsu, Hewlett-Packard, IBM, Lucent, Marconi, Motorola, NCR, Nokia, Nortel Networks and Sun Microsystems. We believe that these customers will provide us with substantial growth opportunities due to their significant organic growth and their desire to migrate from a fragmented regional supply base to an integrated global supply capability, such as we offer. As OEMs gain confidence in our capabilities as an integrated, global supplier, we believe that we will continue to see increasing levels of product integration outsourcing.

   We have grown through a combination of internal growth and acquisitions, establishing a leading market position and global presence in less than three years. We were established as a stand-alone public company through a spin-off from Applied Power Inc. (currently doing business as Actuant Corporation) in July 2000. We are a company organized under the laws of Bermuda. Our principal executive offices are located at N22 W23685 Ridgeview Parkway West, Waukesha, WI 53188-1013 and our telephone number is (262) 523-7600.

               FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

   This prospectus and any supplement (including the documents incorporated by reference herein or in any supplement) may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from future results, performance or achievements expressed or implied in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "project," "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption "Risk Factors" or similar cautionary captions in the documents incorporated herein by reference.

                                 RISK FACTORS

   Any investment in the securities we are offering involves significant risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus or any supplement, before you decide to buy our securities. The factors we describe below could cause our business, operating results and financial condition to suffer and the market price of our securities to decline. You may obtain the information incorporated by reference herein without charge by following the instructions in the "Where You Can Find More Information" section of this prospectus.

Increased competition may result in decreased demand or lower prices for our products and services.

   The EMS industry is highly competitive. We compete against numerous U.S. and foreign EMS providers. In addition, current and prospective customers continually evaluate the merits of manufacturing products internally. The trend towards consolidation in the EMS industry results in a continually changing competitive landscape. The consolidation trend in the industry also results in larger and more geographically diverse competitors that have significant combined resources with which to compete against us. Some of our competitors have substantially greater managerial, manufacturing, financial, systems, sales and marketing resources than we do. These potential competitors may:

  . benefit from greater name recognition, critical mass and geographic and market presence;

  . take greater advantage of acquisition opportunities;

  . position themselves better to compete on price for their products;

  . respond more quickly to new or emerging technologies;

  . adapt more quickly to changes in customer requirements; and

  . devote greater resources to the development, promotion and sale of their products.

   We may be operating at a cost disadvantage compared to manufacturers who have greater direct buying power from component suppliers, distributors and raw material suppliers or who have lower cost structures than we do. As a result, some of our competitors may be able to obtain business from our customers. Some of our manufacturing processes are not subject to significant proprietary protection, and companies with greater resources or a greater market presence may enter our market or increase their competition with us. Increased competition could result in price reductions, reduced sales, margin pressure or loss of market share.

Our management resources may not successfully implement the infrastructure and systems necessary to support our rapid growth.

   We have been dedicating significant managerial and other resources to establish the infrastructure and systems necessary for us to meet the requirements we foresee regarding future growth. While we believe that we have sufficient management resources, we cannot assure you that this will be the case or that we will successfully implement our operating and growth initiatives. Failure to implement these initiatives successfully could have a material adverse effect on our business, results of operations and financial condition.

   Additionally, the fact that we have grown rapidly and significantly poses substantial risks. For example, from fiscal 1997 to fiscal 2000, we saw an increase in net sales of approximately 230% and an increase in employees of approximately 161%. We have grown rapidly both by expanding our current operations and by acquiring other businesses. APW Ltd. was built through the integration of 17 acquisitions, which involved consolidation of facilities, rationalization of product offerings and redeployment of management resources. At times, this integration has resulted in temporary disruption of customer relationships, production levels and managerial responsibilities. Our continued growth will require our management to successfully address growth issues, including:

  . integration of new people and operations;

  . expansion of physical capabilities and management responsibilities; and

  . necessary technical, operational and administrative changes.

   If we are unable to manage our growth effectively, it could have an adverse effect on our operating results.

We are subject to changes in the number of customer orders we receive, which could harm our operating results and cause our quarterly results to vary significantly.

   EMS providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel, reduce or delay their orders. Order cancellations, reductions or delays by a significant customer or by a group of customers could harm our operating results. Furthermore, our customers and potential customers could decide to manufacture in house the products we offer. To be successful, we must excel in terms of service, product quality and price not only compared to our direct competitors but also compared to our customers' internal manufacturing capabilities.

   On occasion, customers may require rapid increases in production, which can stress our resources and reduce operating margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet all of our customers' demands concurrently. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating results.

   In addition, we make significant decisions, including determinations regarding the level of business we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products impair our ability to estimate our future customer requirements accurately. As a consequence of the above factors, many of which are beyond our control, our quarterly results may vary significantly.

We depend on certain key personnel, and the loss of key personnel may harm our business.

   Our future success depends in large part on the continued service of our key technical and management personnel and our ability to continue to attract and retain qualified employees. The competition for these individuals is intense, and the loss of key employees, generally none of whom is subject to an employment agreement for a specified term, may have a material adverse effect on us.

We may not be able to obtain necessary raw materials or components on a timely basis or at all.

   We rely on a limited number of suppliers for many components used in the assembly process. In many cases, we do not have any long-term supply agreements. Shortages of materials and components have occurred from time to time and will likely occur in the future. Raw materials or component shortages could interrupt manufacturing, disrupt schedules and production or result in shipping delays or increased prices, any of which could adversely affect our ability to manufacture products for our customers on a timely basis or at acceptable cost. Moreover, the consolidation trend in our suppliers' industry results in changes in supply relationships and in the price, availability and quality of components and raw materials. Due to our utilization of certain just-in-time inventory techniques, the timely availability of many components is dependent on our ability to both develop accurate forecasts of customer requirements and manage the materials supply chain. If we fail to do either, our operating results will suffer.

If we fail to establish new production facilities successfully, we may be unable to implement our growth plan and our operating results could suffer.

   We intend to grow our business by establishing additional production facilities. We will face numerous risks in establishing, equipping and commencing operations in any new facilities that we establish. These risks include:

  . the failure to identify and acquire or lease suitable properties;

  . the potential for construction delays and overruns;

  . the cost and unavailability of necessary equipment;

  . the failure to hire, train and manage manufacturing personnel; and

  . the potential for production delays, unfavorable manufacturing yields and delayed delivery schedules.

We may fail to complete future acquisitions successfully and may not integrate acquired businesses successfully, which could adversely affect our operating results.

   We have pursued a strategy that has included growth through both acquisitions and internal growth. We cannot provide assurance that we will be able to complete future acquisitions successfully. If we are unable to acquire additional businesses, our growth could be inhibited. Similarly, we cannot provide assurance that we will be able to integrate successfully the operations and management of our recent acquisitions or future acquisitions. Acquisitions of companies and assets involve significant risks that could have a material adverse effect on us. These risks include:

   Operating risks, such as the:

  . inability to integrate successfully our acquired operations, businesses and personnel;

  . inability to realize anticipated synergies, economies of scale or other value;

  . difficulty in scaling up production and coordinating management of operations at new sites;

  . strain on our personnel, systems and resources;

  . possible modification or termination of customer arrangements, including cancellation of anticipated programs; and

  . loss of key employees of acquired businesses.

   Financial risks, such as the:

  . unforeseen liabilities of the acquired businesses;

  . incurrence of additional debt;

  . dilutive effect of the issuance of additional equity securities;

  . incurrence of write-offs or write-downs of acquired assets;

  . amortization of goodwill or other intangible assets; and

  . inability to achieve expected operating margins.

Our industry concentration may expose us to cyclical fluctuations.

   Our business is highly focused in the communications and computing industries, with approximately 60% of net sales for the year ended August 31, 2000 coming from businesses within those industries. We believe that serving these high-growth industries and responding to their changing needs represent the best use of our resources, so it is unlikely that our customer base will broaden significantly beyond these industries in the near term. These industry segments are subject to rapid technological change and product obsolescence. To the extent these industries experience weakened demand, our revenues and profitability could suffer.

Because a significant portion of our sales comes from a small number of customers, if we lose any of these customers our sales and operating results could decline significantly.

   Sales to our ten largest customers have represented a significant portion of our net sales in recent periods. Our ten largest customers accounted for approximately 39% of our net sales for fiscal 2000. The identities of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers or the loss of major customers could seriously harm our business. If we are not able to timely replace expired, canceled or reduced customer contracts with new business, our revenues will decrease.

Our international operations expose us to increased risks.

   Approximately 41% of our net sales for fiscal 2000 were attributable to our subsidiaries outside North America. Because we have broader geographic coverage than many of our competitors, we have greater exposure to political and economic risks. Along with the risks associated with rapid growth discussed above, international operations pose special, additional risks, including:

  . economic or political instability;

  . transportation delays or interruptions and other problems associated with less-developed infrastructures in many countries;

  . foreign exchange rate fluctuations;

  . incompatibility with or inefficiencies from different systems and equipment;

  . difficulties in staffing and managing foreign personnel; and

  . cultural differences.

   As we continue to expand our international presence, these risks may increase. In addition, changes in policies by the U.S. government or foreign governments could negatively affect our operating results due to changes in duties, tariffs, taxes or limitations on currency or fund transfers.

The price of our common stock may be volatile due to its limited trading history and volatility in related stocks.

   Our common stock has only traded publicly since July 2000. The price of our common stock may fluctuate significantly in response to a number of events and factors relating to our company, our competitors and the market for our services, many of which are beyond our control, such as:

  .the depth and liquidity of the market for our stock;

  .quarterly variations in our operating results;

  .investor perceptions of us and our business;

  .developments generally affecting the EMS industry and the electronics enclosure systems market;

  .changes in financial estimates and recommendations by securities analysts;
     and

  .general economic and industry conditions.

   In addition, the stock market in general, and the market prices for technology companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our stock, regardless of our operating performance.

We may not be able to obtain additional capital on terms satisfactory to us.

   We may not be able to obtain additional capital when we want or need it, or capital may not be available on satisfactory terms. If we issue additional securities, it may be dilutive to your ownership interest. Furthermore, any additional financing and capital may include terms and conditions that could adversely affect our business, such as restrictive financial or operating covenants.

The extent of tax benefits available to us by virtue of our status as a Bermuda company is uncertain.

   We believe that a significant portion of the income derived from our non-U.S. operations will not be subject to tax, either by Bermuda, which currently does not have a corporate income tax, or by the United States or other countries in which we conduct other activities or in which our customers are located. We will be subject to a 2.5% income tax in Barbados on certain income. We base these beliefs on:

  . the anticipated nature and conduct of our business, which may change; and

  . our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effects.

   We cannot predict the amount of tax to which we may become subject and cannot be certain that any of these factors would not have a material adverse effect on our business, financial condition and results of operations. Our shareholders might also become subject to special tax rules applicable to foreign companies.

Currency exchange rate fluctuations may lead to decreases in our financial results.

   To the extent that we incur costs in one currency and make our sales in another our profit margins may be affected by changes in the exchange rates between the two currencies, primarily as a result of currency translation. Most of our sales have historically been made in U.S. dollars and in European currencies. We generally try to match the currencies of our sales with those of our expenses. Volatility in currency exchange rates may generate losses which could have a material adverse effect on our financial condition or results of operations.

We have certain indemnification obligations to Applied Power Inc., and may not be able to collect on indemnification rights from Applied Power Inc.

   APW Ltd. is a company spun-off by Applied Power Inc. to its shareholders in July 2000. Under the terms of the agreements giving rise to the spin-off, APW Ltd. and Applied Power Inc. each agreed to indemnify the other (and certain related parties) from and after the distribution with respect to certain indebtedness, liabilities and obligations. These indemnification obligations could be significant. The availability of these indemnities will depend upon the future financial strength of each of the companies. We cannot determine whether we will have substantial indemnification obligations to Applied Power Inc. after the distribution. We also cannot provide assurance that, if Applied Power Inc. incurs substantial indemnification obligations to us, Applied Power Inc. will have the ability to satisfy those obligations.

   We also agreed to indemnify Applied Power Inc. against certain tax liabilities arising from the reorganization leading up to the spin-off. The reorganization, including the merger and continuation of APW Ltd. as a Bermuda company, involve taxable transactions. Based on estimates prepared by PricewaterhouseCoopers LLP of the fair market value of the affected assets, APW Ltd. believes the federal and state income tax cost resulting from these transactions to be approximately $40 million. Under a tax sharing agreement we entered into with Applied Power Inc., APW Ltd. will be responsible for federal and state income taxes resulting from the reorganization transactions. As a result, we will bear the risk of any audit adjustments by the IRS or other taxing authorities challenging the reporting of the reorganization transactions, including the valuations of the affected assets.

Provisions of our charter documents and aspects of Bermuda law could be disadvantageous to shareholders.

   Our charter documents and bye-laws contain anti-takeover provisions that could have the effect of delaying or preventing changes in control that a shareholder may consider favorable. These provisions include:

  . provisions under our Rights Agreement;

  . provisions establishing a classified board of directors with three-year staggered terms and removal only for cause;

  . provisions allowing our board of directors the ability to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval; and

  . provisions establishing supermajority voting requirements to approve extraordinary transactions or to amend our charter documents, including the requirement of board of director approval to amend our bye-laws.

   Other provisions in our charter documents or aspects of Bermuda law that could be disadvantageous to shareholders include:

  . shareholders may not be able to obtain jurisdiction over us outside
    Bermuda, so some remedies, such as class action lawsuits under United States federal law, might not be available to our shareholders; and

  . the right to bring a derivative action in the name of a company for a wrong to the company committed by present or former directors of the company is generally more limited under Bermuda law than under U.S. law.

Environmental laws and regulations may result in additional costs.

   We have been identified by environmental regulators as a potentially responsible party regarding remediation of several multi-party waste sites and are subject to other environmental requirements. Liability as a responsible party is strict and under certain circumstances the party could be held liable for all clean-up costs at a contaminated site. We believe that we are at most a minor participant in multi-party sites, and that any environmental liability which we may incur for known matters and environmental compliance will not have a material effect on our financial position. Nevertheless, we cannot guarantee that our costs relating to such matters will not be greater than we currently expect or that additional remediation and compliance obligations that require us to make material expenditures will not arise.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file with the Securities and Exchange Commission, which you can access on the Internet at www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol "APW," and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we filed with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the securities. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or on its Web site.

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of the information in this prospectus, prospectus supplement or included and incorporated by reference. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities. The documents we incorporate by reference are:

  . our report on Form 10-Q for the quarterly period ended May 31, 2000;

  . the financial information and the description of our common stock contained in our Form 10 registration statement dated May 1, 2000 (as amended on June 20, 2000 and July 11, 2000), filed with the Securities and Exchange Commission; and

  . the description of our preferred stock purchase rights contained in our Form 8-A registration statement filed with the Securities and Exchange Commission.

   You may request a copy of these filings, other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

                               Ms. Susan Hrobar
                                   APW Ltd.
                       N22 W23685 Ridgeview Parkway West
                              Waukesha, WI 53188
                                (262) 523-7600

   You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                USE OF PROCEEDS

   Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for one or more of the following purposes:

  . to repay, in part, existing indebtedness (and, in general, to reduce our financial leverage);

  . to finance capital expenditures and capacity expansion;

  . to finance, in part, the cost of further acquisitions; and

  . for general corporate purposes.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges for the years ended August 31, 1995, 1996, 1997, 1998 and 1999, and the nine months ended May 31, 2000.

                          Years Ended August 31,
                         ------------------------- Nine Months Ended
                         1995  1996 1997 1998 1999   May 31, 2000
                         ----- ---- ---- ---- ---- -----------------
Ratio of Earnings to
 Fixed Charges.......... 30.0x 9.0x 5.8x 2.8x 1.5x       1.7x

--------
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, cumulative effect of change in accounting methods, discontinued operations, extraordinary items, and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

                        DESCRIPTION OF DEBT SECURITIES

   We may issue debt securities in one or more series under an Indenture (the "Indenture") between us and Bank One Trust Company, N.A., as Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended.

   The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by express reference to the Indenture. Capitalized terms used in this section without definition have the meanings given such terms in the Indenture.

   Furthermore, the particular terms of the debt securities offered by a prospectus supplement will be described in that supplement, along with any applicable modifications of or additions to the general terms of the debt securities as described herein and in the Indenture, and will be pursuant to the Securities Resolution or the indenture supplement authorizing such series. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the description of the debt securities in this prospectus and the prospectus supplement. The indenture has been filed as an exhibit to the registration statement, and any Securities Resolution authorizing a series will be filed with the SEC in connection with such offering.

General

   The Indenture does not limit the amount of debt securities that can be issued or our ability or that of our subsidiaries to incur, assure or guarantee debt. Also, the Indenture does not restrict our ability or that of our subsidiaries to create or permit liens. It provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions or supplemental indentures creating the series. Although the indenture provides for the possible issuance of debt securities in other forms or currencies, the only debt securities offered hereunder will be debt securities denominated in U.S. dollars in registered form without coupons unless otherwise indicated in the applicable prospectus supplement.

   As of the date of this prospectus, there were no debt securities outstanding under the Indenture. The ranking of a series of debt securities with respect to all our indebtedness will be established by the Securities Resolution or supplemental indenture creating the series.

Terms

   Reference is made to the prospectus supplement for the following terms, if applicable, of the debt securities offered thereby:

  . the designation, aggregate principal amount, currency or composite currency in which principal or interest may be paid and denominations;

  . the price at which such debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

  . the maturity date and other dates, if any, on which principal will be payable;

  . the interest rate or rates, if any, or method of calculating the interest rate or rates;

  . the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

  . the manner of paying principal and interest;

  . the place or places where principal and interest will be payable;

  . the terms of any mandatory or optional redemption by us including any sinking fund;

  . the terms of any conversion or exchange right;

  . the terms of any redemption at the option of holders;

  . any tax indemnity provisions;

  . if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

  . the portion of principal payable upon acceleration of a discounted debt security (as defined below);

  . whether and upon what terms debt securities may be defeased;

  . whether any events of default or covenants in addition to or in lieu of those set forth in the Indenture apply;

  . provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

  . the ranking of the debt securities; and

  . any other terms not inconsistent with the provisions of the Indenture, including any covenants or other terms that may be required or advisable.

   We may issue debt securities as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series.

   In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States, and a bearer debt security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by us to comply with United States laws and regulations.

   Registration of transfer of registered debt securities may be requested upon surrender thereof at any office or agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.

   Securities may be issued under the Indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to any discounted debt securities. "Discounted debt security" means a security where the amount of principal due upon acceleration is less than the stated principal amount payable at maturity.

Covenants

   Any covenants that may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto.

Ranking of Debt Securities

   Unless stated otherwise in a prospectus supplement, the debt securities will be unsecured and will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by our properties or assets and will represent unsecured debt. The Indenture does not limit the ability of any of our subsidiaries to issue, assume or guarantee debt, and the debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

Successor Obligor

   The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of debt securities, we shall not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless:

  . the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

  . the person assumes by supplemental indenture all of our obligations under the Indenture, the debt securities and any coupons;

  . all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

  . immediately after the transaction no default (as defined below) exists.

The successor shall be substituted for us, and thereafter all of our obligations under the Indenture, the debt securities and any coupons shall terminate.

Exchange of Debt Securities

   Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered debt securities at an office or agency we maintain for that purpose and upon fulfillment of all other requirements of our agent.

Default and Remedies

   Unless the Securities Resolution establishing the series otherwise provides (in which event the prospectus supplement will so state), an "event of default" with respect to a series of debt securities will occur if:

  . we default in any payment of interest on any debt securities of that series when the same becomes due and payable and the default continues for a period of 30 days;

  . we default in the payment of the principal and premium, if any, of any debt securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

  . we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of that series as required by the Securities Resolution establishing that series;

  . we default in the performance of any of our other agreements applicable to the series and the default continues for 60 days after the notice specified below;

  . pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

    (A)commence a voluntary case;

    (B)consent to the entry of an order for relief against us in an involuntary case;

    (C)consent to the appointment of a Custodian for us or for all or substantially all of our property;

    (D)make a general assignment for the benefit of our creditors;

  . a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

    (A)is for relief against us in an involuntary case;

    (B)appoints a Custodian for us or for all or substantially all of our property;

    (C)orders our liquidation, and the order or decree remains unstayed and in effect for 60 days; or

  . there occurs any other event of default provided for in such series.

   The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

   "Default" means any event which is, or after notice or passage of time would be, an event of default. A default is not an event of default until the Trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. If an event of default occurs and is continuing on a series, the Trustee by notice to us, or the holders of at least 25% in principal amount of the series, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. The holders of a majority in principal amount of the series, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. If an event of default occurs and is continuing on a series, the Trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the Trustee and holders of the series.

   The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the debt securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. Except in the case of default in payment on a series, the Trustee may withhold from holders of that series notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. We are required to furnish the Trustee annually a brief certificate as to our compliance with all conditions and covenants under the Indenture.

   The Indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an event of default. A Securities Resolution may provide for a cross-default provision, in which case the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

   The Indenture and the debt securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the Securities Resolution otherwise provides (in which event the prospectus supplement will so state), we and the Trustee may amend the debt securities, the Indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. Unless the Securities Resolution otherwise provides (in which event the prospectus supplement will so state), a default on a particular series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series. However, without the consent of each debt security holder affected, no amendment or waiver may:

  . reduce the amount of debt securities whose holders must consent to an amendment or waiver;

  . reduce the interest on or change the time for payment of interest on any debt security;

  . change the fixed maturity of any debt security;

  . reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on acceleration thereof;

  . change the currency in which the principal of or interest on a debt security is payable;

  . make any change that materially adversely affects the right to convert or exchange any debt security; or

  . waive any default in payment of interest on or principal of a debt security.

   Without the consent of any debt security holder, we and the Trustee may amend the Indenture, the debt securities or any coupons to:

  . cure any ambiguity, omission, defect, or inconsistency;

  . provide for assumption of our obligations to debt security holders in the event of a merger or consolidation requiring such assumption;

  . provide that specific provisions of the Indenture shall not apply to a series of debt securities not previously issued;

  . create a series and establish its terms;

  . provide for a separate Trustee for one or more series; or

  . make any change that does not materially adversely affect the rights of any debt security holder.

Legal Defeasance and Covenant Defeasance

   Debt securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth in the Indenture and described briefly below. We, at any time, may terminate as to a series all of our obligations (except certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen debt securities and coupons, and to maintain paying agencies in respect of the debt securities) with respect to the debt securities of the series and any related coupons and the Indenture ("legal defeasance"). We, at any time, may terminate as to a series our obligations, if any, with respect to the debt securities and coupons of the series under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

   We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an event of default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants which may be applicable to the particular series.

   To exercise either defeasance option as to a series, we must:

  . irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. government obligations;

  . deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be; and

  . comply with other specified conditions; in particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

   "U.S. government obligations" means direct obligations of the United States or an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

   Bank One Trust Company, N.A. will act as Trustee and registrar for debt securities issued under the Indenture and, unless otherwise indicated in a prospectus supplement, the Trustee will also act as transfer agent and paying agent with respect to the debt securities. We may remove the Trustee with or without cause if we so notify the Trustee three months in advance and if we are not in default during the three-month period. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not Trustee.

                     DESCRIPTION OF APW LTD. CAPITAL STOCK

   The following summary is a description of the material terms of our common stock. Because this is a summary, it may not contain all of the information that is important to you. It is subject in all respects to the applicable provisions of Bermuda law and of our constituent documents.

Authorized Capital Stock

   Under our memorandum of association, our authorized share capital is $3,000,000, divided into:

  . 250,000,000 shares of common stock, par value $0.01 per share; and

  . 50,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares are designated as Series A Junior Participating Preferred Stock in connection with our Rights Agreement.

Common Stock

   As of September 28, 2000, we had 39,210,475 shares of common stock outstanding held by 2,557 holders of record.

   Voting Restrictions. Each share of our common stock generally is entitled to one vote on all matters properly coming before the shareholders. However, our bye-laws include provisions that limit the voting rights of certain persons (defined to involve certain groups).

   Pursuant to our bye-laws, the voting power of shares in the election of directors held by a person in excess of 20% of such voting power is limited to 10% of the full voting power of the shares in excess of 20%, unless our shareholders, by a two-thirds vote, approve full restoration of the voting power of the shares at a shareholders meeting. This restriction does not apply to shares acquired directly from us or in certain specified transactions.

   Amendments to the voting reallocation and transfer restriction provisions of our bye-laws require both the approval of our board of directors and approval of shareholders holding at least 75% of the votes of all outstanding shares of common stock.

   These voting and transfer restrictions could make it difficult for any person or group of persons acting in concert, other than some existing owners, to acquire control of APW Ltd.

   Distributions. Holders of common stock are treated equally with respect to all distributions to our shareholders.

Preferred Stock

   As noted above, we have authorized 50,000,000 shares of preferred stock, par value $0.01 per share. Currently, we have no shares of preferred stock issued and outstanding and the only preferred stock authorized to be issued is in connection with the rights plan discussed below.

   Our board of directors is authorized to:

  . issue shares of preferred stock in one or more series;

  . establish the number of shares in each series; and

  . fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions of each series.

   Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations of the preferred stock. In addition, we will specify the particular amount, price and other terms of that new series. These terms will include:

  . the designation of the title of the series;

  . dividend rates;

  . redemption provisions, if any;

  . special or relative rights in the event of liquidation, dissolution, distribution or winding up of APW Ltd.;

  . sinking fund provisions, if any;

  . whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

  . voting rights, if any; and

  . any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our bye-laws.

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

   Ranking. Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the certificate of designation relating to that new series of preferred stock.

   Dividends. Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify:

  . the dividend rate;

  . whether the dividend rate will be fixed or variable or both;

  . the dates of distribution of the cash dividends; and

  . whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

   Conversion and Exchange of Preferred Stock. We will determine the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock.

   Redemption. We will determine for each new series of preferred stock:

  . whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

  . whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

  . whether to have redemption prices.

   Liquidation Preference. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

  . distributions upon liquidation in the amount provided in the certificate of designation of that series of preferred stock; plus

  . any accrued and unpaid dividends.

   These payments will be made to holders of preferred stock out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

   After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

   Voting Rights. The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designation relating to that series or as required by law.

   Transfer Agent and Registrar. We will determine the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock.

Summary of Rights Plan

   Our board of directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock at its July 17, 2000 meeting. Each Right entitles the registered holder to purchase from APW Ltd. one one-ten thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of APW Ltd. at a price to be determined (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between APW Ltd. and Firstar Bank, N.A., as Rights Agent (the "Rights Agent").

   Triggering Events. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (subject to certain exceptions) (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced, with respect to any of the common stock certificates outstanding as of the Record Date, by the common stock certificates.

   The Rights Agreement provides that, until the Rights Distribution Date, the Rights will be transferred only with the common stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), new common share certificates issued after the Record Date, upon transfer or new issuance of common stock, will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock, outstanding, even without such notation or a copy of the Summary of Rights Plan being attached thereto, will also constitute the transfer of the Rights associated with the common stock represented by the certificate.

   The Rights are not exercisable until the Rights Distribution Date. The Rights expire on July 17, 2010 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by APW Ltd., in each case, as described below.

   Adjustment Provisions. The $225.00 Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (2) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (3) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

   With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-ten thousands of a Preferred Share, which may, at the election of APW Ltd., be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a Shareholder of APW Ltd., including, without limitation, the right to vote or to receive dividends.

   Flip-Over Provision. In the event that (1) any person becomes an Acquiring Person or (2) during any time that there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of APW Ltd. or other transaction or series of transactions involving APW Ltd. which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of APW Ltd. or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right. In the event that, after a person or a group has become an Acquiring Person, APW Ltd. is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold or transferred (subject to certain exceptions), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the Right.

   At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding common stock and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, the board of directors of APW Ltd. may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one common share per Right (subject to adjustment).

   Redemption Provisions. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding common stock, the board of directors of APW Ltd. may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   Amendment Provisions. The terms of the Rights may be amended by the board of directors of APW Ltd. without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (1) the sum of .001% and the largest percentage of the outstanding common stock then known to APW Ltd. to be beneficially owned by any person or group of affiliated or associated persons, and (2) 10%. In addition the board may modify the Expiration Date, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Transfer Agent

   Our transfer agent for our common and preferred stock is Firstar Bank N.A.

                     SHAREHOLDER RIGHTS UNDER BERMUDA LAW

   APW Ltd. is a company continued under the laws of Bermuda. The following is a summary of some significant aspects of Bermuda law applicable to APW Ltd. both through the Companies Act of 1981 (the statute that governs Bermuda companies) as well as the APW Ltd. memorandum of association and bye-laws. This is not a complete summary; it is qualified by the full text of the Companies Act 1981, our memorandum of association and our bye-laws.

   Bermuda law permits a company's board of directors to be divided into classes with staggered terms of office. Our bye-laws provide for three classes of directors with staggered terms, and mandate that we have not less than three directors. Our bye-laws provide that shareholders holding not less than one-tenth of the paid up share capital of APW Ltd. carrying the right to vote at general meetings may convene a special general meeting to consider removal of a director for cause. Notice of the meeting must be given to the director not less than 90 days before the meeting, and the director is entitled to be heard at the meeting. A director is removed if the motion receives the affirmative vote of the holders of at least 75% of the votes cast at the meeting. Any vacancy created by the removal of a director at a special meeting may be filled at the meeting by the election of another director or, in the absence of an election, by the board of directors.

   Bermuda law requires that an annual general meeting be held once every calendar year. A special general meeting of shareholders may be convened by a majority of the directors or chairman at any time and must be convened upon the request of shareholders holding not less than one-tenth of the paid up share capital of APW Ltd. carrying the right to vote at general meetings.

   Bermuda law permits action by written consent of shareholders, except for the purpose of removing an auditor or director before the expiration of his or her term of office. A written resolution must be signed by all shareholders entitled to attend and vote at a meeting. In addition, our bye-laws provide that, unless a greater percentage is required by the Companies Act 1981 or by a specific bye-law provision, any matter proposed for consideration at any general meeting requires the affirmative vote of a majority of votes that may be cast by all shareholders to be approved.

   Bermuda law permits an amalgamation between two or more Bermuda exempted companies or between one or more Bermuda exempted companies and one or more foreign corporations subject, unless the bye-laws otherwise provide, to obtaining a majority vote of the shareholders of each company present and voting in person or by proxy at a meeting called for that purpose at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of the issued shares. Short form amalgamations are permitted between a holding company and one or more of its wholly owned subsidiary companies or between two or more wholly owned subsidiary companies of the same holding company subject to approval of the amalgamation by a resolution of the directors of each amalgamating company.

   Our bye-laws provide that a director may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested except that a director or director's firm, partner or such company cannot act as auditor of APW Ltd. So long as the director declares the nature of his or her interest in writing as required by the bye-laws and the Companies Act 1981, he or she will not be accountable to us for any benefit which he or she derives from a similar transaction or arrangement. For the purposes of the bye-laws, a director is deemed to have an interest in a transaction or arrangement with us if he or she is the holder of or is beneficially interested in 5% or more of any class of stock of a company with which we are proposing to enter into a transaction or arrangement.

   Bermuda law does not contain any business combination or antitakeover provisions, but our bye-laws contain provisions providing that voting rights of a person (including two or more persons acting as a group) will be limited to 10% of the full voting power in excess of 20% of the outstanding voting power. A person holding 20% or more of the shares may request a meeting of the shareholders to approve restoration of full voting power. Under our bye-laws, a shareholder must own 20% of the shares to call for a shareholder meeting.

   Bermuda law generally does not make class actions and derivative actions available to shareholders under the laws of Bermuda. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to begin an action in our name to remedy a wrong done to us:

  . where the act complained of is alleged to be beyond the corporate power of APW Ltd. or illegal or would result in a violation of APW Ltd.'s memorandum of association or bye-laws;

  . where the act complained of is alleged to constitute a fraud against the minority shareholders; or

  . where an act requires approval by a greater percentage of our shareholders than actually approved it.

   Section 111 of the Companies Act also provides a statutory remedy which allows a shareholder to seek redress of the court as long as he or she can establish that the company's affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some of the shareholders, including himself.

   Bermuda law permits a dissenting shareholder of a company participating in an amalgamation, other than an amalgamation between a company and its wholly owned subsidiary or between two or more wholly owned subsidiaries of the same holding company, in specified circumstances, to receive cash or other consideration in the amount of the fair value of the shareholder's shares as determined by a court, instead of the consideration he or she would otherwise receive in the amalgamation.

   Our bye-laws provide that the board of directors may from time to time declare dividends or distributions out of contributed surplus to be paid to the shareholders according to their rights and interests, including any interim dividends that appear to the board of directors to be justified. The board of directors must be satisfied on reasonable grounds that at the time when the dividends are declared and at the time when the dividends are paid, we are, and would after the payment be, able to pay our debts as they fall due and that the realizable value of our assets would not be less than the aggregate of our liabilities and our issued share capital and share premium accounts.

   Our bye-laws contain restrictions on voting shares if a holder owns more than a specified percentage of the voting power. There is no provision for cumulative voting.

   Bermuda law does not require that preemptive rights be provided for in a company's bye-laws. Preemptive rights may exist by contractual arrangement or pursuant to the terms of issuance of the shares. Our bye-laws do not contain any provision concerning preemptive rights, nor have we entered into any agreement or arrangement granting preemptive rights.

   Bermuda law requires that amendments to the memorandum of association or bye-laws of a Bermuda company must be submitted to a general meeting of the shareholders and will be effective only to the extent approved by the shareholders at that meeting and, in respect of certain amendments to a company's memorandum of association, by the Bermuda Minister of Finance. Our bye-laws provide that the bye-laws may be amended by resolution of a majority of not less than 75% of the votes cast.

   Bermuda law provides the public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda and provides a Bermuda company's shareholders with a right of inspection of the company's bye-laws, minutes of general shareholder meetings and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person. A Bermuda company is required to maintain its share register in Bermuda, but if it is a public company, it may establish a branch register outside Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

   Our bye-laws provide that we will be entitled to repurchase our own shares in accordance with the Companies Act 1981. Under the Companies Act, we may repurchase shares provided: (1) the repurchase does not result in the issued share capital of APW Ltd. being below the minimum specified in its memorandum (or 1,200,000 shares in our case) and (2) we are solvent at the time of purchase.

   Under Bermuda statutory provisions applicable to us, subject to the prior rights and preferences of any issued and outstanding shares of preferred stock, dividends as may be determined by our board of directors may be declared and paid on our common stock from time to time out of any funds legally available therefor. In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in the corporate assets, if any, remaining after the payment of all debts and liabilities, subject to the prior rights of the holders of any authorized series of preferred stock. We have no provision imposing personal liability on shareholders who have paid their share subscriptions in full.

   As of the date of this prospectus, there is no Bermuda income, corporation, or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda. We are not subject to stamp duty on the issue, transfer or redemption of our shares.

   We have applied for and have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 an assurance that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or to our shares, debentures or other obligations except in so far as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations or any land leased or let to us.

   As an exempted company, we are liable to pay in Bermuda a registration fee based upon our authorised share capital and the premium on our issued shares at a rate not exceeding US$27,825 per annum.

                                  BOOK-ENTRY

   The Depository Trust Company ("DTC") may act as securities depository for the securities, in which case the applicable prospectus supplement will so provide. The securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates will be issued for the securities representing the aggregate principal amount of the debt securities or the number of shares of common stock offered by the applicable prospectus supplement and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

   Purchases of the securities within the DTC system must be made by or through Direct Participants which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security (a "beneficial owner") will in turn be recorded on the Direct and Indirect Participants' respective records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the securities will be effected by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in securities except in the event that use of the book-entry system for the securities is discontinued.

   The deposit of the securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices shall be sent to Cede & Co. If less than all of the securities of an issue are being redeemed, DTC's practice will determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

   Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy (an "omnibus proxy") to the Participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

   Principal, premium, if any, and interest on the debt securities and dividends on common stock, if applicable, will be paid to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, or APW Ltd., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest on the debt securities and dividends on common stock, if applicable, to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.

   DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving us reasonable notice. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the securities are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the securities will be printed and delivered.

   We will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the securities, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the beneficial owners.

   So long as Cede & Co. is the registered owner of the securities, as nominee of DTC, references herein to holders of the securities shall mean Cede & Co. or DTC and shall not mean the beneficial owners of the securities.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. None of APW Ltd., the Trustees or the underwriters take any responsibility for the accuracy or completeness thereof.

                             PLAN OF DISTRIBUTION

   We may sell the securities offered under this prospectus through underwriters, agents or dealers or directly to purchasers.

   The distribution of securities under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

Underwriters

   The relevant prospectus supplement will identify any agents or underwriters and describe their compensation, including underwriting discount. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges or automated quotation systems on which any offered debt securities may be listed.

Agents and Direct Sales

   If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

  . commercial and savings banks;

  . insurance companies;

  . pension funds;

  . investment companies; and

  . educational and charitable institutions.

   The institutional purchaser's obligations will be subject only to the condition that the purchase of the securities is permitted at the time of delivery. The dealers and our agents will not be responsible for the validity or performance of the contract.

General Information

   Underwriters, dealers and agents participating in a sale of securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents, underwriters or dealers may be required to make as a result of those civil liabilities.

   Our common stock is listed on the New York Stock Exchange under the symbol "APW," however, unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange or seek to have them included on the New York Stock Exchange or any other automated quotation system. If we sell a security offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but is not obligated to do so. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered under this prospectus.

   In connection with an offering pursuant to this prospectus the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

   Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

   Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

   Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short position. In determining the source of securities to close out the short position, the underwriters will consider among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Penalty bids permit the representatives to retain a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the securities or preventing or retarding a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   Agents and underwriters and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the securities to be sold pursuant to this prospectus will be passed upon for us by Conyers, Dill & Pearman, Bermuda and certain legal matters in connection with the offering of the securities will be passed on for us by Quarles & Brady LLP, Milwaukee, Wisconsin, counsel to the Company. Underwriters or agents will be advised on issues relating to the offering by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

   Our consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Form 10 dated May 1, 2000 (as amended on June 20, 2000 and July 11, 2000), have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement are as follows:

      SEC registration fee (actual)................................... $132,000
      Trustee's fee and expenses......................................   15,000
      Printing and engraving expenses.................................   90,000
      Legal fees and expenses.........................................  175,000
      Accounting fees and expenses....................................   75,000
      Rating agency fees..............................................  100,000
      Miscellaneous (including the New York Stock Exchange listing
       fee)...........................................................   13,000
                                                                       --------
          Total....................................................... $600,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

   The APW Ltd. bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or by or in the right of APW Ltd., against any director of APW Ltd. on account of any action taken by any director, or the failure of any director to take any action in the performance of his or her duties with or for APW Ltd.; provided, however, that this waiver does not apply to any claims or rights of action arising out of the fraud or dishonesty of a director.

   The bye-laws of APW Ltd. provide for indemnification of APW Ltd.'s officers and directors against all liabilities, loss, damage or expense incurred or suffered by any officer or director in his or her role as an officer or director of APW Ltd. to the maximum extent permitted by Bermuda law. However, the indemnification does not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

   The Companies Act provides that a Bermuda company may indemnify its officers and directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. A company is also permitted to indemnify any officer or director against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in favor of the director or officer, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court. However, the Companies Act also states that any provision, whether contained in APW Ltd.'s bye-laws or in a contract or arrangement between APW Ltd. and the director, indemnifying a director against any liability which would attach to him in respect of his or her fraud or dishonesty will be void.

   The directors and officers of APW Ltd. also are covered by directors' and officers' insurance policies maintained by APW Ltd.

Item 16. Exhibits.

   See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

    (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" able in the effective Registration Statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Reference is made to the indemnification provisions described in Item 15 of this Registration Statement.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (i) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Pewaukee, State of Wisconsin, on September 28, 2000.

                                          APW LTD.
                                          (Registrant)

                                                 /s/ Joseph T. Lower
                                          By: _________________________________
                                                     Joseph T. Lower
                                                 Vice President--Finance

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard G. Sim, Anthony W. Asmuth III and Joseph T. Lower, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

                 Signature                                     Title
                 ---------                                     -----


          /s/ Richard G. Sim                Chairman of the Board, President and
___________________________________________   Chief Executive Officer; Director
              Richard G. Sim                  (Principal Executive Officer)

        /s/ Richard D. Carroll              Vice President--Finance and Acting Chief
___________________________________________   Financial Officer
            Richard D. Carroll                (Acting Principal Financial Officer)

           /s/ Todd A. Adams                Controller
___________________________________________   (Principal Accounting Officer)
               Todd A. Adams

           /s/ Peter Douglas                Director
___________________________________________
               Peter Douglas

        /s/ L. Dennis Kozlowski             Director
___________________________________________
            L. Dennis Kozlowski

          /s/ Jack L. Heckel                Director
___________________________________________
              Jack L. Heckel


           /s/ John Ziemniak                Director
___________________________________________
               John Ziemniak

         /s/ John J. McDonough              Director
___________________________________________
             John J. McDonough

         /s/ Gerald T. McGoey               Director
___________________________________________
             Gerald T. McGoey

--------
*  Each of the above signatures is affixed as of September 28, 2000.

                                    APW LTD.
                               (the "Registrant")
                         (Commission File No. 1-15851)

                                 EXHIBIT INDEX
                                       TO
                        FORM S-3 REGISTRATION STATEMENT

   The following exhibits are filed with or incorporated by reference in this Registration Statement:

                                             Incorporated Herein        Filed
 Exhibit          Description                  By Reference To         Herewith
 -------          -----------                -------------------       --------
         Form of Underwriting
  1      Agreement                                                        **

  3.1    Memorandum of Continuance of   Exhibit 3.1 to the Form 10
         APW Ltd.                       Registration Statement
                                        dated May 1, 2000, as amended

  3.2    Form of bye-laws of APW Ltd.   Exhibit 3.2 to the Form 10
                                        Registration Statement
                                        dated May 1, 2000, as amended

  4.1    Rights Agreement , dated as    Exhibit 99.1 to the Form 8-A
         of July 17, 2000, between      filed July 19, 2000
         APW Ltd. and Firstar Bank,
         N.A., as Rights Agent

  4.2    Form of Rights Certificate     Exhibit 99.3 to the Form 8-A
         (attached as Exhibit B to      filed July 19, 2000
         the Rights Agreement)

  4.3    Multicurrency Credit           Exhibit 10.1 to Form 10-Q
         Agreement dated as of          for quarter ended May 31, 2000
         July 31, 2000 among APW
         Ltd., APW North America
         Inc., APW Holdings Denmark
         APS, various financial
         institutions, Bank One as
         Syndication Agent, The Chase
         Manhattan Bank as
         Documentation Agent and Bank
         of America, National
         Association, as
         Administrative Agent,
         arranged by Banc of America
         Securities LLC

  4.4    Form of Indenture for                                             X
         Securities

  5.1    Opinion of Conyers Dill &                                         X
         Pearman as to securities

 10.1    APW Ltd. 2000 Stock            Exhibit 10.1 to the Form 10
         Incentive Plan                 Registration Statement
                                        dated May 1, 2000, as amended

 10.2    Form of Contribution           Exhibit 10.2 to the Form 10
         Agreement, Plan and            Registration Statement
         Agreement Regarding            dated May 1, 2000, as amended
         Litigation, Claims and Other
         Liabilities between API and
         APW, dated as of July 21,
         2000

 10.3    Form of General Assignment,    Exhibit 10.3 to the Form 10
         Assumption and Agreement       Registration Statement
         Regarding Litigation, Claims   dated May 1, 2000, as amended
         and Other Liabilities
         between API and APW, dated
         as of July 21, 2000

 10.4    Form of Transitional           Exhibit 10.4 to the Form 10
         Trademark Use and License      Registration Statement
         Agreement between API and      dated May 1, 2000, as amended
         APW, dated as of July 21,
         2000

                                         Incorporated Herein           Filed
 Exhibit        Description                By Reference To           Herewith
 -------        -----------              -------------------         --------
 10.5    Form of Insurance          Exhibit 10.5 to the Form 10
         Matters Agreement          Registration Statement
         between API and APW,       dated May 1, 2000, as amended
         dated as of July 21,
         2000

 10.6    Form of Bill of Sale and   Exhibit 10.6 to the Form 10
         Assumption of              Registration Statement
         Liabilities between API    dated May 1, 2000, as amended
         and APW, dated as of
         July 21, 2000

 10.7    Form of Employee           Exhibit 10.7 to the Form 10
         Benefits and               Registration Statement
         Compensation Agreement     dated May 1, 2000, as amended
         between API and APW,
         dated as of July 21,
         2000

 10.8    Form of Tax Sharing and    Exhibit 10.8 to the Form 10
         Indemnification            Registration Statement
         Agreement between API      dated May 1, 2000, as amended
         and APW, dated as of
         July 21, 2000

 10.9    Form of Interim            Exhibit 10.9 to the Form 10
         Administrative Services    Registration Statement
         Agreement between API      dated May 1, 2000, as amended
         and APW, dated as of
         July 21, 2000

 10.10   Form of Confidentiality    Exhibit 10.10 to the Form 10
         and Nondisclosure          Registration Statement
         Agreement between API      dated May 1, 2000, as amended
         and APW, dated as of
         July 21, 2000

 10.11   Form of Patent             Exhibit 10.11 to the Form 10
         Assignment between API     Registration Statement
         and Wright Line Inc.       dated May 1, 2000, as amended
         (n/k/a APW Ltd.), dated
         as of July 21, 2000

 10.12   APW Ltd. Outside           Exhibit 10.12 to the Form 10
         Directors' Stock Option    Registration Statement
         Plan                       dated May 1, 2000, as amended

 12.1    Statement of Computation                                              X
         of Ratio of Earnings to
         Fixed Charges

 23.1    Consent of                                                            X
         PricewaterhouseCoopers
         LLP, APW's independent
         accountants

 24.1    Powers of Attorney                                         (Included in
                                                                   Signature Page)

 25      Statement of Eligibility                                              X
         of Trustee on Form T-1

--------
** To be filed subsequently.

                                      E-2